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EXHIBIT 99(b)

                            WESTBRIDGE RESEARCH GROUP

                         COMPENSATION COMMITTEE CHARTER
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1.       STATEMENT OF POLICY:

          1.1 There shall be a committee of the Board of Directors (the "Board") of Westbridge Research Group (the "Company") to be known as the Compensation Committee (the "Committee")

         1.2 The Committee's primary purpose is to review, assess and approve all compensation and benefits for the executive officers, members of the Board and all related parties.

         1.3 The Committee's purposes also include reviewing, assessing and approving all stock option award recommendations for all employees presented to them by the President.

         1.4 The Committee shall make certain that the Company is retaining and attracting top-caliber leadership.

         1.5 The Committee shall oversee a corporate compensation policy that creates a direct relationship between pay levels, corporate performance and value to shareholders. It will monitor the results of such policy to assure that compensation earned provides overall competitive pay levels, creates proper incentives to enhance Company value and rewards superior performance.

2.       ORGANIZATION:

         2.1 The Committee shall be comprised of at least two members appointed by the Company's Board. Each member will serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal by the Board in its discretion. In addition, the Board shall appoint a member of the Committee as its Chairman.

         2.2 Each member of the Committee shall be an "independent" director of the Company. For purposes hereof, "independent" shall mean a director who: (i) meets the definition of "independence" established by the National Association of Securities Dealers, Inc. ("NASD") and (ii) meets the criteria for independence set forth in Section 301 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the SEC rules implementing Section 301.

         2.3 No member of the Committee may receive any compensation from the Company other than (i) director's fees (including fees for service as a member of any committee of the Board) and (ii) a pension or other deferred compensation for prior service to the Company that is not contingent on future service.

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3.       AUTHORITY:

         3.1 The Committee will review and approve all aspects of direct and indirect compensation paid to the Company's executive officers, as defined by the Compensation Committee members of the Board and all related parties and all agreements providing for the payment of benefits following a change in control of the Company or severance following a termination of employment.

         3.2 The Committee will review and approve the terms of all cash and equity-based incentive plans.

         3.3 The Committee will review the performance of the President at least annually and consider the President's evaluation of his/her executive team.

4.       BASIC DUTIES AND RESPONSIBILITIES:

         On a regular basis, the Committee reviews, discusses and considers the following:

         4.1 The Company's overall compensation philosophy, supporting policies and procedures and alignment of compensation with shareholder interest.

         4.2 Industry pay practices and the Company's relative competitive pay positioning with respect to executive base salaries, cash incentives, equity participation levels, benefits, contractual and severance arrangements.

         4.3      President's performance to goals and objectives.

         4.4 Regulatory (IRS, SEC, etc.) developments, proposals and potential effects.

         4.5 Review, approve and advise the Board on all employment contracts.

         4.6 Independent director compensation recommendations for the Board.

         4.7 Other matters to present to the full Board for further review, consideration and approval.

5.       MEETINGS:

         5.1 The Committee shall meet as often as may be deemed necessary or appropriate in its judgment and generally at least two times each year, either in person or telephonically. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

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         5.2 The majority of the members of the Committee shall constitute a quorum.


ADOPTED:  AUGUST 21, 2009
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